AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

AMONG

GKI ACQUISITION CORPORATION

NEURO-HITECH, INC.

AND

DAVID AMBROSE

TABLE OF CONTENTS

1.		Definitions	1

2.		Purchase and Sale of Company Shares	7
	(a)	Basic Transaction	7
	(b)	Purchase Price	8
	(c)	The Closing	8
	(d)	Deliveries at the Closing	8

3.		Representations and Warranties Concerning the Transaction	8
	(a)	Representations and Warranties of the Seller	8
	(b)	Representations and Warranties of the Buyer and Pubco	9

4.		Representations and Warranties Concerning the Companies	11
	(a)	Organization, Qualification, and Corporate Power	12
	(b)	Capitalization	12
	(c)	Noncontravention	12
	(d)	Brokers’ Fees	12
	(e)	Title to Assets	12
	(f)	Financial Statements	13
	(g)	Events Subsequent to Most Recent Fiscal Month End	13
	(h)	Undisclosed Liabilities	15
	(i)	Legal Compliance	15
	(j)	Tax Matters	15
	(k)	Real Property	17
	(l)	Intellectual Property	19
	(m)	Tangible Assets	21
	(n)	Inventory	21
	(o)	Contracts	21
	(p)	Notes and Accounts Receivable	22
	(q)	Powers of Attorney	22
	(r)	Insurance	22
	(s)	Litigation	23
	(t)	Product Warranty	23
	(u)	Product Liability	23
	(v)	Employees	23
	(w)	Employee Benefits	24
	(x)	Guaranties	26
	(y)	Environmental, Health, and Safety Matters	26
	(z)	Customers	28
	(aa)	Cash and Accounts Payable	28
	(bb)	Certain Disclosures	28

5.		Pre-Closing Covenants	28
	(a)	General	28
	(b)	Notices and Consents	28

i

	(c)	Operation of Business	29
	(d)	Preservation of Business	29
	(e)	Full Access	29
	(f)	Notice of Developments	29
	(g)	Exclusivity	29
	(h)	Maintenance of Leased Real Property	29
	(i)	Leases	29
	(j)	Employees	30
	(k)	Information	30

6.		Post-Closing Covenants	30
	(a)	General	30
	(b)	Litigation Support	30
	(c)	Transition	30
	(d)	Confidentiality	31
	(e)	Certain Covenants of Seller	31
	(f)	Legends	32
	(g)	Certain Covenants of PubCo	32
	(h)	Release of Company Indebtedness	32

7.		Conditions to Obligation to Close	33
	(a)	Conditions to Obligation of the Buyer and Pubco	33
	(b)	Conditions to Obligation of the Seller	34

8.		Remedies for Breaches of this Agreement	35
	(a)	Survival of Representations and Warranties	35
	(b)	Indemnification Provisions for Benefit of the Buyer	35
	(c)	Indemnification Provisions for Benefit of the Seller	37
	(d)	Matters Involving Third Parties	37
	(e)	Insurance Provisions; Consequential Damages	38
	(f)	Indemnification for Matters Relating to the Pubco Equity Offering	39
	(g)	Indemnification for Certain Obligations of the Companies	39

9.		Tax Matters	39
	(a)	Tax Periods Ending on or Before the Closing Date	39
	(b)	Tax Periods Beginning Before and Ending After the Closing Date	40
	(c)	Cooperation on Tax Matters	40
	(d)	Tax Sharing Agreements	40
	(e)	Certain Taxes and Fees	41

10.		Termination	41
	(a)	Termination of Agreement	41
	(b)	Effect of Termination	42

11.		Miscellaneous	42
	(a)	Press Releases and Public Announcements	42
	(b)	No Third-Party Beneficiaries	42
	(c)	Entire Agreement	42

ii

(d)	Succession and Assignment	42
(e)	Counterparts	42
(f)	Headings	42
(g)	Notices	42
(h)	Governing Law	43
(i)	Amendments and Waivers	43
(j)	Severability	43
(k)	Expenses	43
(m)	Incorporation of Exhibits, Annexes, and Schedules	44
(n)	Submission to Jurisdiction	44
(o)	Certain Interpretive Matters and Definitions	44

iii

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this “Agreement”) is entered into on and as of June 6, 2008, by and among GKI Acquisition Corporation, a Delaware corporation (the “Buyer”), Neuro-Hitech, Inc., a Delaware corporation (“PubCo”), and David Ambrose (the “Seller”). The Buyer, PubCo and the Seller are referred to collectively herein as the “Parties.”

WHEREAS, the Seller owns all of the outstanding capital stock of MCR American Pharmaceuticals, Inc., a Florida corporation (“MCR”), and AMBI Pharmaceuticals, Inc., a Florida corporation (“AMBI” and together with MCR, the “Companies”);

WHEREAS, the Buyer and the Seller previously entered into a Stock Purchase Agreement, dated June 5, 2007 (the “Original Agreement”), between the Buyer and the Seller, and since August 31, 2007, such parties have been negotiating revised terms to the Original Agreement and have now identified Neuro-Hitech, Inc. as the public company that will be the parent company of PubCo Sub (as defined below) in connection with the Initial Merger (as defined below);

WHEREAS, the Parties acknowledge that (i) one day prior to the Closing (defined below) GKI Acquisition Sub, Inc., a Delaware corporation (“PubCo Sub”), which is a wholly-owned subsidiary of PubCo, will merge (the “Initial Merger”) with and into Buyer and following the Initial Merger, Buyer shall be the surviving corporation in the Initial Merger and (ii) promptly following the Initial Merger Buyer shall be liquidated and assign all of its assets and liabilities to PubCo (the “Liquidation”) and thereafter all references in this Agreement to “Buyer” shall include PubCo;

WHEREAS, this Agreement contemplates a transaction pursuant to which, following the Initial Merger and the Liquidation, PubCo will purchase from the Seller, and the Seller will sell to PubCo, all of the outstanding capital stock of the Companies in return for the consideration set forth below; and

WHEREAS, the Parties hereto due to the passage of time and the necessity to effect certain changes to the terms set forth therein, the Parties desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequence(s)” means any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses that result in a material adverse effect to the financial condition of the Companies taken as a whole.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Ambrose Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit A.

“Ancillary Agreements” means the Ambrose Consulting Agreement and the Lock-Up Agreement.

“Applicable Law” means with respect to any Person, any Law, in each case, applicable to or binding upon such Person, as the case may be, or any of their respective property or to which such Person, as the case may be, or any of their respective property is subject.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Board” has the meaning set forth in Section 7(a)(xi) below.

“Business” means the business of the Companies, as conducted on the date hereof.

“Business Day” means any day on which national banking institutions in New York City are open to the public for business and are not required or authorized to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Securities” means the shares of PubCo Stock issued to the Seller pursuant to Section 2(b)(ii), the Subordinated Note issued to the Seller pursuant to Section 2(b)(iii) and the Convertible Notes issued to the Seller pursuant to Section 2(b)(iv).

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the recitals above.

“Company Indebtedness” means any indebtedness of the Companies for which the Companies are primary obligors.

“Company Shares” means any shares of the common stock of either of the Companies.

“Competitive Business” has the meaning set forth in Section 6(e) below.

“Confidential Information” means any information concerning the businesses and affairs of each of the Companies except information (i) that is already generally available to the public, (ii) received from a third party not known by the receiving party to be under an obligation to the other party to keep such information confidential, or (iii) which is or becomes known to the public (other than through a breach of this Agreement).

“Convertible Note” means a convertible note from PubCo to the Seller in the form attached hereto as Exhibit B.

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation §1.1502-13.

“Disclosure Schedule” means the disclosure schedule delivered on the date hereof and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. There shall be a “Seller’s Disclosure Schedule” delivered by Seller to the Buyer and PubCo and a “Buyer’s Disclosure Schedule” delivered by Buyer and PubCo to the Seller.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) (including any such plan that is subject to ERISA Title IV or Code §412), all specified fringe benefit plans as defined in Code §6039D, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, welfare plan, Multiemployer Plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any person or entity alleging potential Liability of any kind arising out of, based on or resulting from (i) the presence, or Release or threat of Release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or operated by either of the Companies or any of their subsidiaries or (ii) an alleged violation of Environmental Law.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to (i) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, investigation, remediation, removal or cleanup of any hazardous materials, substances or wastes, solid wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation and (ii) the protection of endangered or threatened species or environmentally sensitive areas, each as amended and as now or hereafter in effect. Environmental, Health and Safety Requirements includes without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) and analogous state or local requirements.

“Equity Plans” has the meaning set forth in Section 3(b)(iv) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Companies for purposes of Code §414.

“Escrow Agreement” means the escrow agreement between the Seller, PubCo and Arent Fox LLP, as escrow agent, in the form of Exhibit F.

“Excess Loss Account” has the meaning set forth in Reg. §1.1502-19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 4(f) below.

“FIRPTA Affidavit” has the meaning set forth in Section 7(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or foreign governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in any jurisdiction, including any multi-national or supra-national body such as the United Nations, the European Union or the North Atlantic Treaty Organization.

“Guaranteed Indebtedness” means any indebtedness of TG United or any affiliate of the Seller (that is not Company Indebtedness as well) that is guaranteed by the Companies.

“Improvements” has the meaning set forth in Section 4(k) below.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Initial Merger” has the meaning set forth in the recitals.

“Intellectual Property” means all intellectual property rights, throughout the world, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual or constructive knowledge after reasonable investigation.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies, together with all Leased Real Property Subleases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies thereunder.

“Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which each of the Companies conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Companies hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies thereunder.

“Liability” means any liability or obligation of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such property or asset, other than Permitted Encumbrances. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional or installment sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lock-Up Agreement” means the lock-up agreement between the Seller and PubCo in the form of Exhibit D.

“Materials of Environmental Concern” means any chemicals, pollutants, materials, substances, or wastes, in each case regulated under any Environmental, Health, and Safety Requirements and includes, without limitation, petroleum or any fraction thereof.

“Maximum Adjustment Amount” has the meaning set forth in Section 8(b)(v) below.

“Minimum Cash” means at least TWO HUNDRED THOUSAND DOLLARS ($200,000).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(f) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Original Agreement” has the meaning set forth in the recitals.

“Parties” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the Companies’ business as currently conducted thereon; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Companies’ business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not impair in any material respect the use or occupancy of such Real Property in the operation of the Companies’ business as currently conducted thereon.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other entity.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“PubCo” has the meaning set forth in the recitals.

“PubCo Equity Offering” means the one or more private placement(s) of securities of PubCo that is/are expected to close on or contemporaneously with the Closing Date.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“PubCo Stock” means the shares of common stock of PubCo.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, owned by the Companies).

“Real Property Laws” has the meaning set forth in Section 4(k) below.

“Release” means any discharge, depositing, injection, spilling, leaking, migration, leaching, dumping, escaping, emptying, pouring or seeping.

“Reportable Event” has the meaning set forth in ERISA §4043.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3(c) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than the following items: (a) mechanic’s, materialmen’s, and similar liens, provided they are incurred in the Ordinary Course of Business; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller’s Knowledge” and “Knowledge of the Seller” or similar expressions, shall mean, as to a particular matter, the Knowledge of David Ambrose and Gary Dutton.

“Subordinated Note” means the subordinated promissory note from PubCo to the Seller in the form attached hereto as Exhibit C.

“Supply Agreement” means the supply agreement between TG United and PubCo in the form attached as Exhibit E.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TG United” means TG United Pharmaceuticals, Inc., a Florida corporation.

“Third Party Claim” has the meaning set forth in Section 8(d) below.

“Transactions” means the Closing and other transactions contemplated by this Agreement.

“Transaction Notice” has the meaning set forth in Section 6(e)(i) below.

“Triggering Transaction” has the meaning set forth in Section 6(e)(i) below.

2.	Purchase and Sale of Company Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Company Shares for the consideration specified below in this Section 2.

(b) Purchase Price. Subject to this Section 2, payment of the purchase price for all of the Company Shares (the “Purchase Price”) shall be made as follows:

(i) At Closing, PubCo shall pay directly to the Seller THREE MILLION NINE HUNDRED NINTY THOUSAND DOLLARS ($3,990,000) by wire transfer of immediately available federal funds.

(ii) At Closing, PubCo shall pay directly to the escrow agent under the Escrow Agreement FOUR HUNDRED TEN THOUSAND DOLLARS ($410,000) by wire transfer of immediately available federal funds.

(iii) At Closing, PubCo shall issue to the Seller 1,333,333 shares of PubCo Stock (subject to the Seller executing and delivering simultaneously with such issuance the Lock-Up Agreement).

(iv) At Closing, PubCo shall issue to the Seller the Convertible Note in the principal amount of THREE MILLION DOLLARS ($3,000,000).

(v) At Closing, PubCo shall issue to the Seller the Subordinated Note in the principal amount of THREE MILLION DOLLARS ($3,000,000).

(vi) The Purchase Price shall be allocated among the Company Shares in accordance with the allocation attached hereto as Schedule A.

(c) The Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Arent Fox LLP at 1050 Connecticut Avenue, NW, Washington, DC 20036, commencing at 10:00 a.m. local time on June 6, 2008 in such manner (including electronic exchange of documents) as PubCo, the Buyer and the Seller may agree (the “Closing Date”).

(d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to PubCo and Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer and PubCo will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer and PubCo stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer and PubCo will deliver the consideration as specified in Section 2(b) above.

3.	Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer and PubCo that the statements contained in this Section 3(a) are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the Seller’s Disclosure Schedule attached hereto:

(i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he is a party and to perform his obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for Seller to execute, deliver or perform this Agreement or the Ancillary Agreements or for Seller to consummate the Transactions.

(ii) Noncontravention. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions, do not and will not, with or without the giving of notice or the passage of time or both, (A) violate any Applicable Law, (B) result in the creation or imposition of any Lien with respect to the Company Shares or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

(iii) Investment. The Seller (A) understands that the Buyer Securities have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Securities solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning PubCo and Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Securities, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Securities, and (F) is an Accredited Investor.

(iv) Company Shares. The Seller has good and marketable title to, and is the sole record and beneficial owner of, 997,500 shares of common stock of MCR and 100 shares of common stock of AMBI, which shares are owned free and clear of any restrictions on the right to vote, sell or otherwise dispose of the shares (other than any restrictions under the Securities Act and state securities laws), rights of first refusal, Taxes, Liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (collectively, “Encumbrances”) and such number of shares represents all of the outstanding stock in each of the Companies. Upon consummation of the Closing in accordance with the terms set forth in this Agreement, Buyer shall acquire good, valid and marketable title to the Company Shares, free and clear of any Encumbrances. The Company Shares have all been duly authorized, validly issued and are fully paid and nonassessable. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of either of the Companies (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of either of the Companies.

(b) Representations and Warranties of the Buyer and PubCo. The Buyer and PubCo represent and warrant to the Seller that the statements contained in this Section 3(b) are correct and complete as of the Closing Date, except as set forth in the Buyer’s Disclosure Schedule attached hereto:

(i) Organization of the Buyer and PubCo. Buyer and PubCo are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation.

(ii) Authorization of Transaction. Buyer and PubCo have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer and PubCo, enforceable in accordance with its terms and conditions. Buyer and PubCo need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the Transactions.

(iii) Noncontravention. The execution and the delivery of this Agreement and the consummation of the Transactions, do not and will not, with or without the giving of notice or the passage of time or both, (A) violate any Law to which the Buyer or PubCo is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or PubCo is a party or by which it is bound or to which any of its assets is subject.

(iv) Capitalization. (A) The authorized capital stock of PubCo immediately after the Closing and after giving effect to the issuance of the Buyer Securities is set forth on Section 3(b)(iv) of the Buyer’s Disclosure Schedule. All of the shares of PubCo Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the PubCo Stock was issued in violation of any preemptive rights or is subject to any preemptive rights of any person. No legend or other reference to any encumbrance appears upon any certificate representing the shares of PubCo to be received by the Seller as part of the Purchase Price, except for customary legends with respect to transfer restrictions for restricted securities under federal and state securities Law and pertaining to the Lock-Up Agreement.

(B) Except as set forth on Section 3(b)(iv) of the Buyer’s Disclosure Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from PubCo, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of PubCo, including, the PubCo Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of PubCo to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of PubCo.

(C) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of either of the Companies. After the Closing, Buyer, PubCo Sub and the Companies will all be wholly-owned subsidiaries of PubCo or cease to be in existence.

(v) Brokers’ Fees. The Buyer and PubCo have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Seller could become liable or obligated.

(vi) Investment.

(a) Buyer and PubCo are acquiring the Company Shares for their own account, for investment only, and not with a view to or for sale in connection with any resale or public distribution thereof within the meaning of the Securities Act.

(b) Buyer and PubCo and their representatives and agents have been given the opportunity to ask all questions of the Seller and the management of Companies regarding the Companies’ operations and financial condition.

(c) Buyer and PubCo have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Company Shares and to understand the risks of, and other considerations relating to, its purchase of the Company Shares.

(d) Buyer and PubCo are aware that as of the Closing Date, the Company Shares will not have been registered under the Securities Act or any state’s securities laws.

(vii) Buyer Securities. The Buyer Securities shall be conveyed to the Seller free and clear of all Encumbrances (other than any transfer restrictions for restricted securities under federal and state securities Law and pertaining to the Lock-Up Agreement). Once issued in accordance with the terms hereof, the Buyer Securities will be duly authorized, fully paid and nonassessable.

(viii) Disclosure. PubCo is subject to, and in compliance with, the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  PubCo has made available to the Seller through the EDGAR system true and complete copies of PubCo’s  annual report on Form 10-KSB for its fiscal year ended December 31, 2007, its quarterly report on Form 10-QSB for its fiscal quarter ended March 31, 2008 and all other reports or documents required to be filed by PubCo pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the most recent quarterly report on Form 10-QSB (collectively, the “SEC Filings”). The SEC Filings, including the financial statements included therein, when they were filed with the SEC (or, if any amendment with respect to any such document was filed, when such amendment was filed), were prepared in all material respects in accordance with the applicable requirements of the Exchange Act. The SEC Filings, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to the Seller pursuant to this Agreement, when taken together, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ix) Legal Compliance. PubCo and Buyer have complied with all Applicable Laws except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to the Knowledge of PubCo or Buyer, threatened against any of them alleging any failure so to comply.

(x) Litigation. Neither PubCo nor Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (ii) except as set forth on Section 4(b)(x)(ii) of the Buyer’s Disclosure Schedule, is not a party or, to the Knowledge of PubCo or Buyer and their respective directors and officers (and employees with responsibility for litigation matters), is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that if determined adversely to PubCo or Buyer may reasonably be expected to have an Adverse Consequence on the present or future operations or financial condition of PubCo.

4. Representations and Warranties Concerning the Companies. The Seller represents and warrants to the Buyer and PubCo that the statements contained in this Section 4 are correct and complete as of the Closing Date, except as set forth in the Seller’s Disclosure Schedule attached hereto:

(a) Organization, Qualification, and Corporate Power; Subsidiaries. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to do so would not have Adverse Consequences. Each of the Companies has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it. Section 4(a) of the Seller’s Disclosure Schedule lists all subsidiaries of the Companies together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary’s outstanding capital stock owned by the Companies or another subsidiary of the Companies and lists the directors and officers of each of the Companies and their respective subsidiaries, if any. Each of the subsidiaries of the Companies is 100% owned by one of the Companies or a subsidiary of one of the Companies. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Companies and their respective subsidiaries, each as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Companies are correct and complete in all material respects. None of the Companies is in default under or in violation of any provision of its charter or bylaws.

(b) Capitalization. The entire authorized capital stock of MCR consists of 1,000,000 shares of common stock, of which 997,500 shares are issued and outstanding. The entire authorized capital stock of AMBI consists of 7,500 shares of common stock, of which 100 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Companies.

(c) Noncontravention. The execution and the delivery of this Agreement and the Ancillary Agreements, the performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions, do not and will not, with or without the giving of notice or the passage of time or both, (i) violate any Applicable Law or any provision of the charter or bylaws of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Companies do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the Transactions.

(d) Brokers’ Fees. Neither the Seller nor the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

(e) Title to Assets. Each of the Companies has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and (ii) as disclosed in the UCC search results attached hereto in Section 4(e)(i) of the Seller’s Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the assets identified in Section 4(e)(ii) of the Seller’s Disclosure Schedule are not assets of the Companies, but are personal assets of Seller or his Affiliates other than the Companies, all to be conveyed by the Companies to Seller or his Affiliates at or prior to Closing.

(f) Financial Statements. Attached hereto as Section 4(f) of the Seller’s Disclosure Schedule are the following financial statements (collectively the “Financial Statements”): (i) audited consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007 (the “Most Recent Fiscal Year End”), December 31, 2006 and December 31, 2005, for the Companies; and (ii) unaudited consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of March 31, 2008 (the “Most Recent Fiscal Month End”) for the Companies. Except as set forth on Schedule 4(f), the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods and are consistent with the books and records of the Companies.

(g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, the Business has been conducted in the ordinary course consistent in all material respects with past practices and since that date, except as set forth on Section 4(g) of the Buyer’s Disclosure Schedule:

(i) none of the Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) none of the Companies has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(iii) no party (including the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of the Companies is a party or by which it is bound;

(iv) none of the Companies has had any Security Interest imposed upon any of its assets, tangible or intangible;

(v) none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi) none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(vii) none of the Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(viii) none of the Companies has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of the Companies has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(x) none of the Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the charter or bylaws of any of the Companies;

(xii) none of the Companies has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) none of the Companies has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (other than distributions made to the Seller);

(xiv) none of the Companies has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $25,000;

(xv) none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(xvi) none of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) none of the Companies has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) none of the Companies has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) none of the Companies has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) none of the Companies has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) none of the Companies has effected any restructuring or reorganization;

(xxii) none of the Companies has effected, authorized or fixed a record date for any stock split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(xxiii) no event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonable be expected to have an Adverse Consequence;

(xxiv) none of the Companies has changed any method of accounting or accounting practice;

(xxv) none of the Companies has committed to any of the foregoing.

(h) Undisclosed Liabilities. The Companies do not have any Liabilities that would reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence (and, to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability that would result in an Adverse Consequence), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, and (iii) as described in Section 4(h) of the Seller’s Disclosure Schedule (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

(i) Legal Compliance. The Companies have complied with all Applicable Laws except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to the Knowledge of Seller, threatened against any of them alleging any failure so to comply.

(j)	Tax Matters.

(i) Each of the Companies has timely filed all Tax Returns that it was required to file pursuant to applicable law. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Companies (whether or not shown on any Tax Return) have been paid or will be paid in the Ordinary Course of Business. Neither of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either of the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Companies have withheld and paid or remitted all Taxes required to have been withheld and paid or remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) Neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Companies either (A) claimed or raised by any Tax authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Companies has Knowledge based upon personal contact with any agent of such Tax authority. Section 4(j)(iii) of the Seller’s Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and states those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies for each taxable period ended on or after December 31, 2003.

(iv) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Companies have not filed a consent under Code §341(f) concerning collapsible corporations. None of the Companies made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. None of the Companies has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Companies are not party to any Tax allocation or sharing agreement. None of the Companies (A) have been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) have any Liability for the Taxes of any Person (other than the Companies) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) The unpaid Taxes of the Companies (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Companies in filing its Tax Returns.

(vii) The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(viii) MCR has been a C corporation since its formation for federal income Tax purposes. AMBI has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and will be an S corporation up to and including the Closing Date. With respect to all states which for state Tax purposes allow a corporation to be treated as an S corporation or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly maintained at all times with all applicable qualifications.

(k)	Real Property.

(i) None of the Companies owns any Real Property.

(ii) Section 4(k)(ii) of the Seller’s Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Companies have delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise, with or without the giving of notice, cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing or permit the termination, acceleration of rent under, or other modification of such Lease;

(C) the Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D) none of the Companies nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F) the Companies do not now, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Companies;

(H) the Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I) the Companies have not collaterally assigned or granted any other Security Interest in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in Section 4(k)(ii) of the Seller’s Disclosure Schedule comprises all of the property used or intended to be used in, or otherwise related to, the Companies’ business; and neither of the Companies is a party to any agreement or option to purchase any Real Property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Companies’ business except for ordinary wear and tear.

(v) To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Companies’ business as currently conducted thereon.

(vi) Each parcel of Leased Real Property has direct vehicular and pedestrian access to a public street adjoining the Leased Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property.

(vii) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property, which are material for the use or occupancy of the Leased Real Property or operation of the Companies’ business as currently conducted thereon, have been issued and are in full force and effect. Section 4(k)(vii) of the Seller’s Disclosure Schedule lists all material Real Property Permits held by the Companies with respect to each parcel of Leased Real Property. The Companies have delivered to the Buyer a true and complete copy of all Real Property Permits. The Companies have not received any written notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to the Buyer without the consent or approval of the issuing governmental authority or entity, no disclosure, filing or other action by the Companies is required in connection with such transfer, and the Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(viii) The classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Companies’ business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. The Companies’ use or occupancy of the Leased Real Property or any portion thereof or the operation of the Companies’ business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(ix) There are no encroachments onto any of the Leased Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Leased Real Property or the continued operation of the Companies’ business as currently conducted thereon.

(x) None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(l)	Intellectual Property.

(i) Section 4(l)(i) of the Seller’s Disclosure Schedule lists all material Intellectual Property of the Companies. Each of the Companies owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by the Companies immediately prior to the Closing hereunder will be owned or available for use by the Companies on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) To the Knowledge of Seller, the Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Companies has ever received any unresolved charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Companies.

(iii) Section 4(l)(iii) of the Seller’s Disclosure Schedule identifies each patent or registration which has been issued to the Companies with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Companies have made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Companies have granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(l)(iii) of the Seller’s Disclosure Schedule also identifies each trade name or unregistered trademark used by each of the Companies in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Seller’s Disclosure Schedule:

(A) the Companies possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Companies have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Section 4(l)(iv) of the Seller’s Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Companies use pursuant to license, sublicense, agreement, or permission (other than software available “off-the-shelf” or through acceptance of shrinkwrap licenses). The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(l)(iv) of the Seller’s Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions;

(C) to the Knowledge of Seller, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(F) to the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Companies, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(G) the Companies have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Seller, the Companies will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(m) Tangible Assets. Subject to the encumbrances reflected on the UCC search results attached in Section 4(e)(i) of the Seller’s Disclosure Schedule, the Companies own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Except to the extent represented and warranted in this Agreement, Buyer hereby accepts such tangible assets in their “AS IS” condition.

(n) Inventory. All inventory of the Companies that are reflected on the Financial Statements as of the Most Recent Fiscal Month End consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements as of the Most Recent Fiscal Month End.

(o) Contracts. Section 4(o) of the Seller’s Disclosure Schedule lists the following contracts and other agreements to which either of the Companies is a party:

(i) any agreement (or group of related agreements) for the lease of personal property or real property to or from any Person providing for lease payments in excess of $25,000 per annum or requiring aggregate lease payments in excess of $50,000;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Companies, or otherwise involve the payment or receipt of consideration reasonably valued in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000, individually or in the aggregate, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with the Seller and his Affiliates (other than the Companies);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(xi) any agreement under which the consequences of a default or termination could have an Adverse Consequence effect on the business, financial condition, operations, results of operations, or future prospects of the Companies;

(xii) any other agreement (or group of related agreements) the performance of which involves the payment or receipt of consideration reasonably valued in excess of $25,000;

(xiii) any hedging or similar agreement; or

(xiv) any agreement that does not relate to the Business or is otherwise outside the Ordinary Course of Business.

Section 4(o) of the Seller’s Disclosure Schedule lists all Company Indebtedness (including the dollar amount outstanding). The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed or required to be listed in Section 4(o) of the Seller’s Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement listed or required to be listed in Section 4(o) of the Seller’s Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions ; (C) no party is in breach or default, and no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(p) Notes and Accounts Receivable. The accounts receivable of the Companies that are reflected on the Financial Statements as of the Most Recent Fiscal Month End and all accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide, arm’s-length transactions in the Ordinary Course of Business and are carried at values, net of reserves, determined (in each case) in accordance with GAAP, consistently applied in accordance with past practice. There is no contest, claim or right of set-off under any material contract with any obligor of an Accounts Receivable reflected on the balance sheet included in the Most Recent Financial Statements relating to the amount or validity of the Accounts Receivable. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a guarantee of collection or collectibility with respect to any accounts receivable, and it shall not be construed as a breach of this Agreement for any account receivable to be uncollected or uncollectible.

(q) Powers of Attorney. Neither the Seller nor the Companies have given any irrevocable power of attorney to any Person for any purpose whatsoever with respect to the Companies.

(r) Insurance. Seller has made available to Buyer and PubCo true and correct copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Companies are currently a party. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (C) neither the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with or without notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Companies has been covered during the past 3 years by insurance in the amount set forth in such policies. The Companies are not party to any self-insurance arrangements affecting the Companies.

(s) Litigation. None of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Companies, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Seller’s Disclosure Schedule could result in an Adverse Consequence. To the Seller’s Knowledge, there is no Basis for any action, suit, proceeding, hearing, or investigation to be brought or threatened against the Companies.

(t) Product Warranty. Section 4(t) of the Seller’s Disclosure Schedule lists all products of the Companies that are (i) currently marketed by each of the Companies and (ii) proposed to be marketed by either of the Companies. Each product manufactured, sold, leased, or delivered by the Companies has been in conformity in all material respects with all Applicable Laws, all applicable contractual commitments and all express and implied warranties, and to the Knowledge of Seller, there exists no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies, except Liabilities that would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence. No product manufactured, sold, leased, or delivered by the Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease or as set forth in the written agreement with respect thereto. Section 4(t) of the Seller’s Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Companies (containing applicable guaranty, warranty, and indemnity provisions).

(u) Product Liability. To the Knowledge of Seller, there exists no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Companies, except Liabilities that would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence.

(v) Employees. Section 4(v) of the Seller’s Disclosure Schedule lists all of the employees of the Companies, setting forth their position and their current salary. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Companies. None of the Companies are a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Companies have not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Companies. Each of the Companies is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have Liability, with all Applicable Laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of such Company, including all Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental entity (or any department, agency, or political subdivision thereof), except where the failure to be or have been in compliance would not, individually or in the aggregate, reasonably be expected to result in an Adverse Consequence. No third party has asserted in writing any claim or, to the Seller’s Knowledge, has any reasonable Basis to assert any valid claim, against the Companies that either the continued employment by, or association with, the Companies of any of the current officers or employees of, or consultants or contractors to, the Companies contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information.

(w)	Employee Benefits.

(i) Section 4(w) of the Seller’s Disclosure Schedule lists each Employee Benefit Plan that the Companies maintain, to which the Companies contribute or have any obligation to contribute, or with respect to which the Companies have any Liability or potential Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan in all material respects and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA in all material respects.

(C) Except to the extent that any such failure would not have an Adverse Consequence, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid or will be paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or is a prototype plan for which the sponsor has received a favorable opinion letter from the Internal Revenue Service with respect to the plan, and nothing has occurred since the date of such determination or the adoption of such prototype plan that could materially adversely affect the qualified status of any such Employee Benefit Plan.

(E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the annual report for the most recent three plan years (IRS Form 5500, with all applicable attachments), all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan, and all written agreements that are currently in force with third party administrators, investment managers and service providers relating to any such Employee Benefit Plan.

(G) The Companies have operated all nonqualified deferred compensation plans in good faith compliance with Code §409A and the regulations and other guidance issued thereunder, to the extent applicable.

(H) None of the Companies has granted any stock options or similar rights to purchase or receive any equity interest in the Companies to any director, officer, employee, consultants or anyone else.

(I) There are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Employee Benefit Plan or by any Person, (other than ordinary claims for benefits submitted by participants and beneficiaries) that, individually or in the aggregate, could result in material liability on the part of the Buyer, the Companies or any Fiduciary of any such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that the Companies and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability (or has had any liability within the six year period immediately prior to the Closing Date):

(A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Companies, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in an Adverse Consequence.

(B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan that would reasonably be expected, individually or in the aggregate, to have an Adverse Consequence. To the Knowledge of Seller, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that would reasonably be expected, individually or in the aggregate, to have an Adverse Consequence. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Companies, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in an Adverse Consequence. None of the Seller and the directors and officers (and, to the Knowledge of Seller, employees with responsibility for employee benefits matters) of the Companies has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(C) The Companies have not incurred, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Companies has any reason to expect that the Companies will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iii) The Companies and any ERISA Affiliate have not incurred any Liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA §§4205 and 4203, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and none of the Companies and any ERISA Affiliate is bound by any contract or agreement or has any obligation or Liability described in ERISA §4204. Each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, and each Multiemployer Plan is qualified under Code §401(a).

(iv) The Companies do not maintain, contribute to or have an obligation to contribute to, or have any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Companies (or any spouse or other dependent thereof) other than in accordance with COBRA.

(v) None of the Employee Benefit Plans listed (or required to be listed) in Section 4(w) of the Seller’s Disclosure Schedule contains any change of control provision or pending change of control provision.

(x) Guaranties. Except for the matters covered by Section 8(g) or listed in Section 4(x) of the Seller’s Disclosure Schedule, none of the Companies is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person. Section 4(x) of the Seller’s Disclosure Schedule lists all Guaranteed Indebtedness (including the dollar amount outstanding).

(y)	Environmental, Health, and Safety Matters.

(i) Each of the Companies has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Companies and its Affiliates has in all material respects obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, such permits are in full force in effect and no proceeding is pending or to the Seller’s Knowledge, is threatened to revoke or otherwise modify such permits, and the Companies and/or its Affiliates have timely applied for the renewal of such permits, as applicable, such that the permits remain in full force and effect during the pendency of the renewal application; a list of all such permits, licenses and other authorizations is set forth on Section 4(y) of the Seller’s Disclosure Schedule. No consent or approval of any governmental authority is required in connection with these permits as a result of this transaction.

(iii) The Companies have not received any written notice, report or other information regarding (i) any actual or alleged violation of Environmental, Health, and Safety Requirements, (ii) any Release or threatened Release of any Materials of Environmental Concern, or (iii) any Liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements that would reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence.

(iv) To the Seller’s Knowledge, none of the following exists at any property or facility that is currently or was in the past owned, leased or operated by the Companies or any of their respective Affiliates: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) The Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Materials of Environmental Concern, or owned or operated any property or facility in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, under Environmental, Health and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) The Companies have not, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) No facts, events or conditions relating to the operations of the Companies will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite Releases or threatened Releases of Materials of Environmental Concern, personal injury, property damage or natural resources damage that would reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence.

(ix) There are no Environmental Claims, including claims based on “arranger liability,” pending or, to the Knowledge of Seller or the officers and directors of the Companies, threatened against any of the Companies.

(x) To the Seller’s Knowledge, there are no past or present actions, circumstances, conditions, events or incidents, including the Release or presence of any Materials of Environmental Concern, that are reasonably likely to form the Basis of any Environmental Claim against any of the Companies, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to result in an Adverse Consequence.

(xi) To the Seller’s Knowledge, there has been no material Release or threatened Release of any Materials of Environmental Concern at, to or from (i) any facility presently or formerly owned, leased or operated by the Companies or any of their respective Affiliates or (ii) any location at which waste materials generated by the Companies or any of their respective Affiliates have come to be located.

(z) Customers. Since the Most Recent Fiscal Year End, to the Knowledge of the Seller or Companies, no customer of the Companies has informed the Companies that it shall stop using, or materially decrease its use of, the Companies’ products.

(aa) Cash and Accounts Payable. On the Closing Date, the Companies shall have cash at least equal to the Minimum Cash and shall have no more than $100,000 in accounts payable to persons other than the Seller and his Affiliates.

(bb) Certain Disclosures. All information regarding the Companies that Seller and or any of the Companies has provided to Buyer or PubCo, as the case may be, expressly for inclusion in any private placement memoranda to be distributed to prospective investors in connection with any private placement by PubCo or in any future SEC filing, will be correct in all material respects and will not omit any facts necessary to make the information included therein not misleading. Notwithstanding anything to the contrary herein, Seller makes no representation or warranty, express or implied, with respect to any projection, forecast, advice, or other forward-looking statement, or similar information, made, communicated, or furnished (orally or in writing) to Buyer, PubCo or their affiliates or representatives with respect to the Companies or their respective businesses or prospects. Buyer and PubCo acknowledge and agree that none of Seller, the Companies nor any of their respective agents, attorneys or other representatives has been involved in any offering of any securities used to finance the Transactions, the Initial Merger or the preparation or distribution of any written materials or future SEC filings with respect thereto.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary or proper in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. The Seller will cause the Companies to give any notices to third parties, and will cause the Companies to use its commercially reasonable efforts to obtain any third party consents, in connection with the matters referred to in Section 4(c) or elsewhere in the Agreement. Each of the Parties will (and the Seller will cause the Companies to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of all requisite Governmental Authority.

(c) Operation of Business. Except as contemplated by this agreement, the Seller will not cause or permit the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller will not cause or permit either of the Companies to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock if such dividend, distribution or redemption would cause Seller to have less than the Minimum Cash at Closing, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above. For the avoidance of doubt, nothing in this Agreement shall prohibit the making of cash distributions and dividends by the Companies provided that such distribution or dividend will result in a breach of the foregoing covenant.

(d) Preservation of Business. Except as contemplated by this agreement, the Seller will cause the Companies to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, and will cause the Companies to have, at Closing, cash at least equal to the Minimum Cash.

(e) Full Access. The Seller will permit, and the Seller will cause the Companies to permit, representatives of the Buyer to have access, at all reasonable times, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Companies.

(f) Notice of Developments. The Seller shall notify the Buyer of any development causing a breach of a representation or warranty in Section 3 or Section 4 of this Agreement.

(g) Exclusivity. During the term of this Agreement, the Seller will not (and the Seller will not cause or permit either of the Companies to) (a) solicit or respond to any request for information or any offer from any other person making or intending to make a proposal to enter into any negotiations, agreements, understandings or arrangements for: (i) the acquisition of Company Shares or assets of the Companies (other than sales of assets in the Ordinary Course of Business), or (ii) a merger involving any of the Companies; or (b) reveal the identity of Buyer or the terms of this Agreement to any other party (unless required by applicable law).

(h) Maintenance of Leased Real Property. The Seller will cause the Companies to maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new Improvements on the Leased Real Property or any portion thereof, without the prior written consent of the Buyer.

(i) Leases. The Seller will not cause or permit the Companies’ Leases to be amended, modified, extended, renewed or terminated, nor shall the Companies enter into any new Lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

(j) Employees. The Seller shall permit the Buyer and PubCo to discuss the possibility of employment with current headquarter employees of the Companies and the Seller agrees not to interfere with or impede the Buyer’s or PubCo’s right to do so, whether directly or indirectly. The Buyer and PubCo shall not be under any obligation to hire any employees and shall not incur any liability to any employees of the Companies for accrued benefits, severance pay or other liability that may be or become due to such employees from the Companies. Buyer acknowledges that Seller will suffer substantial injury if the Buyer or anyone acting on behalf of the Buyer contacts and discloses that existence or terms of this Agreement to any employee of either of the Companies other than those employed at the headquarters of the Companies. Accordingly, the Buyer agrees that it shall not contact any employee of either of the Companies (other than a headquarter employee) without the express consent of the Seller.

(k) Information. Seller shall, and shall cause the Companies to, provide to Buyer or PubCo, as the case may be, such information regarding the Companies as PubCo may reasonably request for inclusion in any SEC filing required to be made by PubCo in connection with the Transactions . Seller acknowledges that the information regarding the Companies it provides to Buyer or PubCo pursuant to this Section 5(k) is intended for inclusion in such SEC filings.

(l) Repayment and Release of Certain Indebtedness. Except for such Company Indebtedness and Guaranteed Indebtedness as becomes subject to Section 6(h) hereof, on or prior to the Closing Date, the Seller shall cause all Company Indebtedness to be repaid and cause the release of the Companies from any guarantee of Guaranteed Indebtedness.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Companies, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(c) Transition. The Seller will not take any action that is designed, intended or reasonably likely to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either of the Companies from maintaining the same business relationships with either of the Companies after the Closing as it maintained with the Companies prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Companies to the Buyer from and after the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e) Certain Covenants of Seller.

(i) If the Seller shall desire to enter into a binding agreement pursuant to which Seller would sell, assign, transfer or otherwise engage in a sale of all or substantially all of the assets or equity securities of TG United in a single transaction or series of related transactions (each a “Triggering Transaction”), then Seller shall deliver to PubCo written notice of the proposed Triggering Transaction setting forth the terms of the proposed transaction(s), or alternatively, in the event that the Seller receives an offer to engage in any Triggering Transaction from a third party, such notice shall include all of the material terms of the third-party offer (a “Transaction Notice”), in either event no less than forty-five (45) days prior to the expected date on which such Triggering Transaction would be consummated. During such period, PubCo shall have the right, but not the obligation, to conduct a due diligence review of TG United, TG United’s operations, TG United’s business and any other aspects relevant to the Triggering Transaction. The Seller shall cooperate promptly with all reasonable requests made by PubCo or any of its designees regarding such due diligence review. A Transaction Notice shall be deemed an offer by the Seller to PubCo that may be accepted in total by PubCo within such forty-five day period of the receipt of such Transaction Notice, on the same terms and conditions set forth in the Transaction Notice, to consummate the Triggering Transaction, except that PubCo may pay the cash equivalent value of any consideration offered in the Triggering Transaction if such consideration is not payable solely in cash or cash equivalents (including a promissory note). Such cash equivalent value shall be (i) the market value, if such consideration is securities traded on a nationally recognized securities exchange or other consideration that has a readily ascertainable cash equivalent value, (ii) the cash equivalent value mutually agreed by PubCo and the Seller or (iii) the cash equivalent determined by an appraisal conducted by an independent appraiser selected by the mutual written agreement of PubCo and Seller, with a copy of its report in writing and in reasonable detail being provided to PubCo and Seller, and such determination shall be final and conclusive. Acceptance shall be manifested by PubCo’s execution and delivery to the Seller of one or more definitive agreement(s) containing customary representations, warranties, covenants and conditions with respect to such transaction, but which shall not contain (i) a financing condition unless accompanied by a reasonable commitment letter of a reputable lender with respect to the necessary financing, a “highly confident” letter of a reputable investment banker with respect to the necessary financing or other comparable evidence of arrangements providing reasonable assurances of the availability of the necessary financing substantially comparable to the foregoing or (ii) other conditions the satisfaction of which are outside the control of the Seller, TG United or Governmental Authorities having jurisdiction over the business or assets of TG United (except as were included in the Triggering Transaction). The Triggering Transaction shall be consummated within sixty (60) days of the date of the acceptance of the offer by PubCo.

(ii) If PubCo does not timely accept the offer set forth in the Transaction Notice to consummate the Triggering Transaction or if PubCo fails to timely consummate the Triggering Transaction during the 120 days following the expiration of the 60-day period above, then the Seller shall have the right to consummate the Triggering Transaction with the third party on the terms and conditions set forth in the Transaction Notice. In the event that the Seller shall fail to consummate the Triggering Transaction within such 120-day period, or in the event that the terms of the Triggering Transaction shall become materially different than the terms set forth in the Transaction Notice, then the Seller shall, if applicable, deliver to PubCo a revised Transaction Notice, and otherwise comply with the requirements of this Section 6(e) with respect to any Triggering Transaction; provided, if only certain terms and conditions are changed, then the time period during which PubCo shall be permitted to exercise its rights hereunder shall be reduced to 20 days.

(iii) The provisions of this Section 6(e) shall expire on the earliest to occur of (A) the date on which the Supply Agreement and any successor written supply agreement between TG United and PubCo terminates or (B) the occurrence of a material breach or event of default by PubCo or its Affiliate(s) under the Convertible Note or the Subordinated Note or the material breach of any of their respective obligations under this Agreement.

(f) Legends. The Buyer Securities and the PubCo Stock issuable upon redemption of the Convertible Note and the Subordinated Note will be restricted securities and will be imprinted with a legend substantially in the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (i) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT OR (ii) DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT THERE IS AN AVAILABLE EXEMPTION WITH RESPECT TO SUCH TRANSFER FROM THE REGISTRATION REQUIREMENTS OF THE ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(g)	Certain Covenants of PubCo.

PubCo will use its commercially reasonable best efforts to prepay the Subordinated Note on or prior to the one year anniversary of the Closing Date. On or prior to the six (6) month anniversary of the Closing Date, PubCo shall use its commercially reasonable best efforts to engage VelocityHealth Securities, Inc. or such other placement agent reasonable acceptable to PubCo hereto to assist PubCo in raising sufficient capital to prepay the Subordinated Note. Any capital raised by PubCo prior to the maturity date of the Subordinated Note, other than (i) capital raised as a result of PubCo’s equity offering of up to four million shares made concurrent with the Closing under this Agreement and (ii) funds borrowed under PubCo’s working capital facility, will first be used to prepay such note.

(h)	Release of Companies from any Guaranteed Indebtedness.

Within thirty (30) days from the Closing Date, the Seller shall cause all outstanding Company Indebtedness to be repaid and obtain the release of the Companies from any guarantee of Guaranteed Indebtedness, to the extent that the Buyer and PubCo shall have waived the conditions set forth in Section 7(a)(iv) of this Agreement.

7.	Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer and PubCo. The obligation of the Buyer and PubCo to consummate the Transactions is subject to satisfaction of the following conditions:

(i) the representations and warranties of Seller contained in this Agreement and in any certificate delivered by Seller or the Companies pursuant hereto shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of his covenants hereunder, other than covenants that are not required to be performed until after Closing, in all material respects through the Closing;

(iii) the Seller shall have procured all of the third party consents which are or should be set forth in Section 7(a)(iii) of the Seller’s Disclosure Schedule;

(iv) the Seller shall have complied with Section 5(l) of this Agreement and shall have caused all outstanding Company Indebtedness to have been repaid and obtained the release of the Companies from any guarantee of Guaranteed Indebtedness;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would reasonably be expected to (A) prevent or delay consummation of any of the Transactions, (B) cause any of the Transactions to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control either of the Companies, or (D) affect adversely the right of each of the Companies to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) the Seller shall have delivered to PubCo a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(v) is satisfied in all respects;

(vii) PubCo shall have received the Ambrose Consulting Agreement, duly executed by David Ambrose;

(viii)  PubCo shall have received the resignations, effective as of the Closing, of each director and officer of the Companies;

(ix) all actions to be taken by the Seller in connection with consummation of the Transactions and all certificates, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Buyer;

(x) the Buyer and PubCo shall have reviewed to their satisfaction the unaudited Financial Statements for the Companies for the quarter ended March 31, 2008;

(xi) the Companies shall have at least the Minimum Cash;

(xii) PubCo shall have received the duly executed Supply Agreement;

(xiii) PubCo shall have received the duly executed Escrow Agreement;

(xiv) the Companies shall deliver to PubCo a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that the Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”);

(xv) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Real Property or the operation of the Companies’ business as currently conducted thereon; and

(xvi) the Initial Merger and Liquidation shall have been consummated.

The Buyer or PubCo may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing; and the Buyer and PubCo shall be deemed to have waived such conditions if the Closing occurs; provided however, that in the event the Buyer or PubCo waives the condition set forth in 7(a)(iv) above, the Seller shall still be obligated to comply with Section 6(h) of this Agreement.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Transactions is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer and PubCo shall have performed and complied with all of its covenants hereunder that are required to be performed prior to Closing in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer and PubCo shall have received the approval of their respective Boards of Directors and such approvals shall not have been rescinded as of the Closing Date;

(v) PubCo shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iv) is satisfied in all respects;

(vi) all actions to be taken by the Buyer and PubCo in connection with consummation of the Transactions and all certificates, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Seller;

(vii) David Ambrose shall be given observation rights with respect to Board meetings subject to customary restrictions governing his attendance at certain meetings and his agreement to maintain the confidentiality of matters discussed at the meetings of the Board;

(viii)  Seller shall have received the duly executed Escrow Agreement; and

(ix) the Initial Merger and Liquidation shall have been consummated prior to the Closing.

The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing; and the Seller shall be deemed to have waived such conditions if the Closing occurs.

8.	Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Section 3 and Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, the representations and warranties of Seller in Sections 3(a)(i), 3(a)(iv), 4(b), 4(e), and 4(j) (collectively, the “Excluded Matters”) shall continue in full force and effect forever (subject to any applicable statutes of limitations); and provided, further, that the provisions of Section 8(f) relating to indemnification of Seller for any matter relating to any offering of securities by PubCo shall survive until the expiration of all statutes of limitations applicable to any claim that may be made against PubCo, Buyer or Seller relating thereto.

(b)	Indemnification Provisions for Benefit of the Buyer.

(i) In the event (A) the Seller breaches any of his representations, warranties, and covenants contained herein and (B) if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer, PubCo or their respective affiliates, officers, agents, employees, directors and advisors (collectively “Buyer Indemnitees”) makes a written claim for indemnification against the Seller pursuant to Section 11(g) below and delivers such claim to Seller within such survival period, then, subject to the limitations herein, the Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any and all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of, or based on, any such breach (collectively, “Indemnified Damages”) the Buyer Indemnitees may suffer, whether incurred before or after the date of the claim for indemnification (including any Indemnified Damages the Buyer Indemnitees may suffer after the end of any applicable survival period), resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii) The Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Indemnified Damages the Buyer Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of either of the Companies (x) for any Taxes of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns and (y) for any Taxes that AMBI incurs as a result of adjustments required under Code Section 446, 448 or 481 in respect of a change of AMBI’s method of accounting from the “cash” method to the “accrual” method, whether prior to or upon Closing, determined as if the adjustment to income arising under such Code sections as a result of such change is, to the extent attributable to periods beginning on or after the Closing Date, taken into account currently rather than over time, that the Tax on the income, if any, arising as a result of such adjustment is due currently rather than over time, and that the Tax thereon shall be calculated by using the maximum marginal federal, state, local and foreign corporate income Tax rates applicable the day after the Closing Date irrespective of whether Buyer or PubCo might be in a lower tax bracket or whether losses thereof might offset the income arising as a result of such adjustment

(iii) The Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Indemnified Damages the Buyer Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the failure of the Seller or the Companies to comply with Section 5(l) or 6(h) of the Agreement.

(iv) The Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Indemnified Damages the Buyer Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by either of the Companies being required to accept returns of any of the products listed on Schedule 8.1(b)(iv) and issue credits as a result of one or more recalls of one or more of such products due to a labeling defect. For the purposes of this Section, a “recall” shall mean the removal or correction of such product that the U.S. Food and Drug Administration considers to be in violation of the laws it administers and against which the agency would initiate legal action. Recall does not include removal or correction of such product which involves a minor violation that would not be subject to legal action by the U.S. Food and Drug Administration or which involves no violation, such as normal stock rotation practices. The maximum aggregate liability of Seller for Indemnified Damages or liabilities to Buyer Indemnities under this Section 8(b)(iv) shall be $1,400,000.

(v) Notwithstanding anything to the contrary in this Agreement, the Seller shall not be obligated to indemnify the Buyer Indemnitees for any claim or claims for indemnification under Section 8(b)(i) if the aggregate dollar value of such claim or claims does not exceed $50,000 (the “Basket”). If the aggregate dollar value of such claim or claims exceeds the Basket, then the Buyer Indemnitees shall be indemnified for all such claims for the full amount from the first dollar, subject to the limitations in Section 8(b)(v) below.

(vi) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Seller for Indemnified Damages or liabilities to Buyer Indemnities under this Agreement, arising under whatever theory of recovery, shall be $1,400,000. Notwithstanding the foregoing, the maximum amount set forth in the preceding sentence shall not apply with respect to the Excluded Matters, the matters addressed in Section 8(b)(ii), (iii) or (iv) of the Agreement or fraud, intentional misrepresentation or misconduct. Furthermore, if Buyer or PubCo is alleging a breach or inaccuracy in the representations or warranties made by the Seller in Section 4(f), and Buyer or PubCo had Knowledge of such breach or inaccuracy prior to the Closing, and such breach or inaccuracy relates to (A) the timing of revenues or expenses reflected in, (B) the propriety or necessity of certain adjustments made in or (C) other matters of presentation, in each case solely with respect to the audited Financial Statements, then such Purchaser shall not be entitled to assert such breach or inaccuracy and shall bring no action, claim or proceeding therefor; provided, nothing herein shall excuse Seller’s or either of the Companies’ provision to the independent auditing firm of inaccurate or fraudulent information.

(vii) The Buyer and PubCo may and are hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to the Seller by the Buyer or PubCo under Section 8(c) any sum, liability or other obligation which may be owed to Buyer Indemnitees by the Seller under this Agreement, pending final determination of such matters.

(viii) The Buyer and PubCo shall first recover any amounts due and payable by the Seller to the Buyer or PubCo under this Section 8 by adjusting downward the outstanding principal balance of the Subordinated Note up to $1,400,000 (the “Maximum Adjustment Amount”) in accordance with the terms and conditions set forth in the Subordinated Note. If the amounts due and payable exceed the Maximum Adjustment Amount under the Subordinated Note, then such amounts shall be satisfied next by Seller’s redelivery of PubCo Stock and cancellation thereof (with the value of a share of stock deemed to be equal to the higher of (A) $2.00 per share, or (B) the average closing price of the Common Stock for the five (5) trading days immediately following the public announcement of the Closing); next, following exhaustion of the PubCo Stock received by Seller, by cancellation of an amount of interest then principal of any remaining Convertible Note; next, following exhaustion of the Convertible Note, by cancellation of an amount of interest then principal of the balance of the Subordinated Note; and, last, by Seller’s payment of an amount of cash equal to the remaining amount of Seller’s indemnity obligation. The rights under this Section 8(b) shall be the sole remedy of the Buyer, PubCo, and any affiliate, officer, director, employee or shareholder of Buyer or PubCo for any claims against the Seller arising from this Agreement, or from the sale of the Company Shares or any other claim arising out of the Transactions (including, but not limited to, the Initial Merger or any other related transaction).

(c) Indemnification Provisions for Benefit of the Seller. In the event (A) the Buyer or PubCo breaches any of its representations, warranties, and covenants contained herein, and (B) if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer or PubCo pursuant to Section 11(g) below within such survival period, then the Buyer and PubCo agree to indemnify the Seller from and against the entirety of any Indemnified Damages the Seller may suffer through and after the date of the claim for indemnification (including any Indemnified Damages the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). The Seller may and is hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to the Buyer or PubCo by the Seller under Section 8(b) any sum, liability or other obligation which may be owed to the Seller under this Agreement, pending final determination of such matters.

(d)	Matters Involving Third Parties.

(i) If any third party shall notify Seller or any Buyer Indemnitees (in such capacity, the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (in such capacity, the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that subject to the limitations of this Section 8, the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Indemnified Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e) Insurance Provisions; Consequential Damages. Notwithstanding any statement contained in this Agreement to the contrary, in the event that an Indemnified Party is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (which shall include, without limitation, any title insurance company or other insurers) in respect of any matter for which a claim could be made against an Indemnifying Party, Indemnified Party shall use commercially reasonable efforts to recover such sum from such third party and any sum actually recovered by such Indemnified Party (less any reasonable costs and expenses incurred in recovering such sum) will reduce the amount of such claim. If an Indemnifying Party pays to an Indemnified Party an amount in respect of, and such Indemnified Party subsequently receives from a third party a sum which is referable to that payment, such Indemnified Party shall forthwith repay to the Indemnifying Party so much of the amount paid as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred in obtaining that payment and in recovering that sum from the third party. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY AFFILIATE THEREOF SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS (unless they be elements of damages paid to a third party for which indemnification lies hereunder).

(f) Indemnification for Matters Relating to the PubCo Equity Offering. Notwithstanding any other limitations in this Agreement or anything to the contrary herein, in the event Seller becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, any shareholder or derivative action or arbitration proceeding) in connection with any matter relating to or arising out of any private placement memoranda to be distributed to prospective investors in the PubCo Equity Offering, or any statements, documents and materials related to the PubCo Equity Offering (collectively a “PubCo Claim”), Buyer and PubCo agree to indemnify, defend, and hold Seller harmless from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or arising out of any such PubCo Claim; provided, however, that Buyer and PubCo shall have no indemnification obligation under this Section 8(f) to the extent that a PubCo Claim results from Seller’s breach of the representation in Section 4(z) hereof.

(g) Indemnification for Certain Obligations of the Companies. The Parties acknowledge and agree that, at the Closing, there may exist certain obligations on which one or both of the Companies is a borrower, co-borrower or guarantor, but for which the assets and/or arrangements represented by such obligations are and have been intended to inure, not to either of the Companies, but to the Seller or another Affiliate of Seller, such as AADD Properties, Inc. or TG United Labs, Inc. (collectively, the “Seller Affiliates”). Because the Parties acknowledge that it may be impracticable for the Companies and Seller to terminate such arrangements prior to the Closing, the Parties agree as follows with respect to such assets and arrangements:

(i) the Seller shall comply with Section 6(h) of the Agreement; and

(ii) irrespective of whether the Seller complies with Section 6(h) of the Agreement, Seller shall indemnify the Companies, Buyer and PubCo for any Indemnified Damages associated therewith as if such Indemnified Damages had been the result of a breach by Seller of a representation or warranty made in this Agreement and such breach were an “Excluded Matter” for purposes of this Section 8.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared all Tax Returns for the Companies for all periods ending on or prior to the Closing Date (the “Pre-Closing Period Tax Returns”). The Seller shall permit the Buyer and PubCo to review and comment on each such Pre-Closing Period Tax Return prior to filing and shall furnish a copy of any such Pre-Closing Period Tax Return that it proposes be filed to Buyer and PubCo for such review at least 20 days before the proposed filing date and shall consult with Buyer and PubCo (without obligation to make such changes, unless they are required to comply with Law or would not result in higher tax liability for Seller) with respect to any changes thereto as may be reasonably requested by Buyer or PubCo. Seller shall elect to change AMBI’s method of accounting from the “cash” method to the “accrual” method for the period ending on or prior to the Closing Date. The Seller shall timely file (or cause to be timely filed) all Pre-Closing Period Tax Returns; provided, however, if any Pre-Closing Period Tax Return is due after the Closing Date and the Seller is not authorized to file such Pre-Closing Period Tax Return by Law, Buyer shall promptly file (or cause to be promptly filed) such Pre-Closing Period Tax Return as prepared and furnished by the Seller to the Buyer or PubCo in conformity with the second sentence of this Section 9(a). Seller shall pay all Taxes due and owing with respect to the Pre-Closing Period Tax Returns to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than the notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with ordinary custom and practices of the Companies in creating and maintaining such reserves.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

(c)	Cooperation on Tax Matters.

(i) The Buyer, the Companies and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii) The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043 and all Treasury Department Regulations promulgated thereunder.

(d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, neither of the Companies shall not be bound thereby or have any liability thereunder.

(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions, shall be paid by the Buyer when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f) Tax Refunds. The Buyer shall pay to the Seller (i) all refunds or credits of Taxes (including interest in respect thereof) received by the Buyer, PubCo or the Companies after the Closing Date and attributable to Taxes paid by the Companies with respect to Tax periods ending on or before the Closing Date and (ii) a portion of all refunds or credits of Taxes (including any interest in respect thereof) received by the Buyer, PubCo or the Companies received after the Closing Date and attributable to Taxes paid by the Companies with respect to any Tax periods which began before the Closing Date and end after the Closing Date (such portion to be allocated consistent with the principles set forth in Section 9(b)). In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against taxes by a taxing authority to the Buyer, PubCo or the Companies of any amount accrued in the Most Recent Balance Sheet, the Buyer shall pay such amount to the Seller. Any such refunds or credits required to be paid by the Buyer to the Seller pursuant to this Section 9(f) shall be paid within 15 business days after receipt or entitlement thereto by the Buyer, PubCo or the Companies. Anything in the foregoing to the contrary notwithstanding, the Seller shall not be entitled to any refund or credit of Taxes (or interest) described in this Section 9(f) to the extent such refund or credit is attributable to a carry-back of any loss or other Tax attribute arising in a Tax period beginning after the Closing Date to a Tax period ending on or before the Closing Date or to a Tax period that began before the Closing Date and ended after the Closing Date; and in the event that any Taxes or interest to be paid to the Seller hereunder is includible in the income of the Buyer, PubCo or the Companies for federal or state income Tax purposes, the amount to be paid to the Seller shall be reduced by the product of such amount multiplied by the sum of the maximum federal corporate income Tax rate under the Code and the maximum state corporate income Tax rate for any of the states in which the Buyer, PubCo or the Companies conducts business, each such maximum Tax rate as determined for the Tax period in which amount is so includable in income (except such maximum state corporate income Tax rate shall be disregarded if such amount is includable income only for federal income Tax purposes but not state income Tax purposes).

10.	Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) PubCo, the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) PubCo and the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, PubCo and the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2008, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer or PubCo breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer or PubCo has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer or PubCo of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2008, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller himself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate (except for (i) the obligations set forth in Section 6(d) and the provisions of Section 11 which, by their terms, would reasonably be expected to survive termination, which shall survive) without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

11.	Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, any negotiation, discussion or other relationship between Buyer and Seller without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law. The Parties acknowledge and agree that PubCo will need to disclose the material terms of this Agreement upon consummation of the Transactions.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, among the Parties with respect to the subject matter of this Agreement, including the Original Agreement.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) or (iii) assign all of its rights, interests and obligations hereunder to PubCo in connection with the Liquidation.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when personally delivered, one Business Day after it is deposited with a nationally recognized courier for overnight delivery or two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	David Ambrose
16255 Aviation Loop
Brooksville, Florida 34604

Copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Matthew R. Burnstein, Esq.

If to the Buyer:	Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503
New York, New York 10019
Attention: Chief Executive Officer

With a copy (which shall not constitute service) to:

Arent Fox LLP
1050 Connecticut Avenue
Washington, DC 20036
Attention: Jeffrey E. Jordan, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, however, that the Seller will also bear the costs and expenses of the Companies (including all of the legal fees and expenses) in connection with this Agreement and the Transactions.

(l) Incorporation of Exhibits, Annexes, and Schedule. The Exhibits, Annexes, and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

(m) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(n), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(o) Certain Interpretive Matters and Definitions. (i) Unless the context of this Agreement otherwise requires, (A) words of any gender include each other gender; (B) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (D) the terms “Article,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.

(ii) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

(iii) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(iv) Whenever this agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(v) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(vi) Any reference to any federal, state, local, provincial or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

(vii) Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(viii) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof.

(ix) The disclosures in the Schedules referenced in Article 3 and 4, shall relate only to the representations and warranties in the particular Section of Article 3 and 4 to which they expressly relate and not to any other representation or warranty contained in Article 3 and 4, except that information and disclosures contained in a Schedule shall be deemed to be disclosed and incorporated by reference in such other Schedule(s) to the extent that there is a cross-reference or if such applicability is reasonably apparent.

(x) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules referenced in Article 3 and 4, other than exceptions or other identified items set forth in such Schedules with respect to, and specifically contemplated by, the representation or warranty to which such Schedule relates, the statements in the body of this Agreement will control.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GKI ACQUISITION CORPORATION

By:	/s/ David Barrett
Name: David Barrett
Title: President

NEURO-HITECH, INC.

By:	/s/ David Barrett
Name: David Barrett
Title: Chief Financial Officer

/s/ David Ambrose
David Ambrose